EXHIBIT 99

FOR IMMEDIATE RELEASE                                                      Contact: Paul Knopick

                                                                                                             888-795-6336

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ITRONICS UNVEILS NEW, IMPROVED WEB SITE

RENO, Nevada, March 30, 2004 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG), inventor and developer of the "Beneficial Use Photochemical, Silver, and Water Recycling" technology that produces environmentally beneficial GOLD'n GRO™ fertilizers, and the 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars, announced today that has launched a new Web site, with significantly improved features, at http://www.itronics.com .

The updated Web site includes extensive details on the financial performance of the Company, its strategic business plan, and the backgrounds of the management team and Board of Directors. The new site includes every news release issued by the Company for the last three years and information on silver recycling and the silver and fertilizer markets. It also allows for easy ordering of the Company’s products, including its GOLD’n GRO™ fertilizers, its GOLD’n GRO™ GUARDIAN products, which both repel deer and fertilize plants, and its popular Silver Nevada Miner bars.

"Itronics has spent more than a decade and $20 million perfecting its proprietary processes and obtaining the Gold’n Gro™ trademarks. We are on the verge of growing from a small research and development firm into a large commercial processing and manufacturing company," said Dr. John Whitney, Itronics President. "We believe that with this growth, it is an excellent time for an improved, state-of-the-art Web site for our Company."

Headquartered in Reno, Nevada, Itronics Inc. is one of Nevada's leading process technology companies and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with the technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to convert the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, and animal repellent/fertilizer products under the trademark GOLD'n GRO GUARDIAN. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)